Exhibit 10.7

NEGOTOIABLE

SECURED PROMISSORY NOTE

$600,000.00	September 16, 2021 Phoenix, AZ

For value received RIVULET FILMS, INC., a Delaware corporation, (“Payor”) hereby promises to pay to TOPPS, LLC, an Arizona limited liability company and/or Nominee (“Holder”) at 11575 North 87th Place, Scottsdale, Arizona 85260, or at such other address as Holder may designate, the principal sum of $600,000.00 together with interest at the rate of nineteen percent (19%) per annum as described below.

1.       Term. Any and all sums due hereunder shall be due and payable on or before September 16, 2022 (“Maturity Date”).

2.       Payments. All payments of interest and principal shall be in lawful money of the United States of America.

3.       Use of Fundsu Payor represents, warrants and covenants that the monetary funds advanced by Holder shall be used for general business purposes.

4.       Interest, Fees and Principal Payments.

4.1       Payor shall pay a consulting fee to IPCC, LLC, in an amount equal to 5% of the principal amount of the Note, or $30,000, as well as Holder’s attorney’s fees in the amount of $6,000.00, to be paid at the commencement date of the Note.

4.2       Payor shall prepay twelve (12) months of interest in the aggregate amount of $114,000.00 to Holder, to be paid at the commencement date of the Note.

4.3       Holder will “net fund” the amount of $450,000.00 to Payor.

4.4       Payor shall remit payment of the net principal $600,000.00 to Holder on or before the Maturity Date.

5.       Default. In the Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder of this Note and upon five (5) days written notice to Payor (which election and notice shall not be required in the case of an Event of Default under Section 5.2 or 5.3 below), this Note shall accelerate, and all principal and unpaid accrued interest shall become immediately due, payable and collectible. Default interest shall accrue on the unpaid principal amount outstanding as of the Event of Default at the rate equal to twenty-five percent (25%) until paid in full. The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

5.1       Payor fails to pay timely any sum when due under this Note on the date the same becomes due and payable;

5.2       Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

5.3       An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor; or,

5.4       The violation or act of default under the terms and conditions of the Collateral Security Agreements.

6.       Security Interest. This Note shall be secured by the assignment of certain film rights pursuant to Collateral Security Agreements from Payor and its wholly owned subsidiaries: PBP Productions, LLC and Mistress Movie, LLC.

7.       Negotiable. This Note is fully negotiable, in whole or in part, without the prior written consent of Payor.

8.       Attorneys’ Fees. In any litigation or other proceeding in connection with the interpretation of this Note, or the exercise or enforcement of any right under this Note, the non prevailing party shall pay or reimburse the prevailing party for all expenses, including court costs and attorneys’ fees, incurred by the prevailing party in connection with such litigation or proceeding (whether incurred at the trial, appellate, or administrative levels, and in any bankruptcy case, arbitration or other proceeding), all of which may be incorporated into and be a part of any judgment or decision rendered in such proceeding.

9.       Waiver of Notice. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

10.       Governing Law. This Note shall be governed by construed under the laws of the State of Arizona, without giving effect to conflicts of laws principles.

11.       Amendment; Waiver. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Payor and Holder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Payor and Holder.

PAYOR:

Rivulet Films, Inc.,
a Delaware corporation

By:	/s/ Michael Witherill
Its: President